EXHIBIT 99.1

A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:
-AT THE COMPANY-	-AT ALPHA IR-
Scott Stephens	Analyst Contact:
Vice President - Finance & CFO	Chris Hodges
(847) 349-2577	(312) 445-2871
Email: sstephens@amcastle.com	Email: christ@alpha-ir.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 13, 2013

A. M. Castle & Co. Announces Corporate Governance Actions

OAK BROOK, IL, August 13th - A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, announced today that its Board of Directors has unanimously agreed to extend the Company's Shareholder Rights Plan (the "Rights Plan"). The Rights Plan, which was initially adopted on August 31, 2012, and was set to expire on August 30, 2013, will now expire on August 30, 2014, unless the rights issued thereunder are earlier redeemed or the Rights Plan is amended by the Board of Directors. In addition, the Board of Directors has also elected to classify the Board into three separate classes, effective immediately.

Following the Board of Directors' careful review of the Company's overall corporate governance, these actions were taken to allow the Company to preserve and enhance shareholder value for all investors by allowing the Company sufficient time to fully realize the benefits of its restructuring plan and subsequent company transformation. These actions were not adopted in response to any known takeover bid or proposal to acquire control of the Company, and do not prevent the Board of Directors from considering or recommending any offer it considers to be in the best interests of the Company and its shareholders.

A.M. Castle & Co. has been implementing a strategic restructuring plan designed to better position the Company for long-term growth and value creation. Led by Chief Executive Officer Scott Dolan, this plan has already generated several significant accomplishments, including:

•The realignment of our management team, including three new strategic hires:
◦VP of Strategic Sourcing & Supply Chain hired in February 2013
◦VP of Operations appointed in July 2013
◦Chief Commercial Officer hired in July 2013

•
Successfully achieved nearly $55 million in inventory reduction on a replacement cost basis in the second half of 2012 and $60 million in inventory reduction in the first half of 2013, with planned reduction of an additional $30-$40 million in the second half of 2013

•	Implemented new sales incentive plan for 2013 and reorganized sales teams to replace commercial units with sales teams aligned to key end markets - Aerospace, Industrials, and Oil & Gas

In connection with the restructuring the Company also set a number of short-term and long-term performance goals, which include:

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•	An annualized operating profit improvement goal of $33 million once fully-implemented, with $20 million improvement expected to be realized in fiscal 2013, supported by:

◦	Realignment of the Company's facility footprint by closing five metals facilities in the first half of 2013 and successfully implementing transition plans to other facilities

◦	The implementation of a Continuous Improvement program focused on improving consistency and on-time delivery

◦	Restructuring of back office and shared services functions to eliminate redundancies and align with the Continuous Improvement program
◦Aggregate reduction in workforce of almost 10%

•Lower operating expenses as a percentage of sales to 20% by the end of 2014

•Increase operating profit under normal market conditions to 10%

•	Lower days sales in inventory to less than 150 days by 2013 year end and less than 120 days by the end of 2014.

“With a new leadership team in place and a restructuring plan that has already demonstrated meaningful near-term performance improvements, the Board remains confident that the Company is headed in the right direction,” said Brian P. Anderson, Chairman of the Board of A. M. Castle & Co. “The leadership team's initial cost containment and cash flow generation success, as well as their long-term vision to grow the Company, have demonstrated to us that we are well positioned as our key markets continue to recover.”

Details of the extension of the Rights Plan and the election to classify the Board will be contained in a Form 8-K to be filed by the Company with the Securities and Exchange Commission.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment, oil and gas, commercial aircraft, heavy equipment, industrial goods, construction equipment, retail, marine and automotive sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its wholly-owned subsidiary, Total Plastics, Inc., Castle also distributes a broad range of value-added industrial plastics. Together, Castle and its affiliated companies operate out of more than 50 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release.  Such forward-looking statements include, but are not limited to, statements concerning our possible or assumed future results of operations, and our expectations and estimates relating to restructuring activities, including operational flexibility, savings, and efficiencies from such restructuring actions.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “aim,” “plan,” or similar expressions.  These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions.  Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.  For a further description of these risk factors, see the risk factors identified in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2012.  All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

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